STRONG SOLUTIONS, INC

A Nevada Corporation

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

PURSUANT to §78.310 Nevada Revised Statues

To the Shareholders of STRONG SOLUTIONS, INC, a Nevada Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of STRONG SOLUTIONS INC, a Nevada Corporation (the “Company”) pursuant to §78.310 Nevada Revised Statues, will be held on MONDAY MARCH 22, 2021 at 9:00AM, PST, at 102 N. Curry Street Carson City, NV 89703 at the written request received by the Secretary on February 15th of NV Share Services LLC, which represents 94%+ of the shares outstanding entitled to vote at a meeting, for the following purposes:

1.To elect a new board of directors. To elect Eric Stevenson, David Anderson and Oscar Kaalstad as Directors. Directors shall be elected by a majority vote of the quorum. At the meeting, holders of 10% or more of the stock entitled to vote for the election of directors shall be entitled to nominate candidates for election as director.

2.Removal of Andrii Guzii as Director and Officer. Removing Mr. Guzii is due to the Pandemic as he is often unavailable for board or shareholder meetings. His removal is subject to a majority vote of the quorum either in person or by proxy at the Special Meeting of Shareholders.

No business other than that stated above shall be conducted at this meeting.

Strong Solutions, Inc has fixed the close of business on Dec 31, 2020 as the Record Date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. Holders of voting stock of all classes of the Company at the close of business on the record date will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.

All shareholders are cordially invited to attend the Special Meeting of Shareholders on March 22, 2021. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, WHICH YOU MAY REVOTE AT ANY TIME PRIOR TO ITS USE. Your shares will be voted at the meeting in accordance with your proxy. If you attend the meeting, you may revoke your proxy and vote in person.

Sincerely,

/s/ Eric Stevenson

Eric Stevenson, Secretary